UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

ALDEYRA THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320
Lexington, MA 02421
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALDX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.
On May 18, 2022, Aldeyra Therapeutics, Inc. (the “Company”) issued a press release (the “Press Release”) to announce that post-hoc analysis using computer automated grading of digital photography from the completed Phase 3 TRANQUILITY Trial demonstrated statistical significance in favor of reproxalap over vehicle for the primary endpoint of ocular redness. The Press Release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
In addition, the Company is supplementing the risk factors previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on From 8-K, with the following risk factor:
To generate revenue, we will depend on FDA approval and successful commercialization of our lead product candidate, reproxalap, for the treatment of dry eye disease. If we are unable to successfully conduct the TRANQUILITY-2 trial, prepare and timely submit the planned NDA, and obtain FDA approval, our ability to generate revenue will be significantly delayed.
Our ability to generate revenue will depend on the successful development, regulatory approval and commercialization of reproxalap. Based on our discussions with and our interpretation of feedback from the FDA, as well as data from our previously completed clinical trials in dry eye disease and the TRANQUILITY-2 trial, we currently plan to submit an NDA to the FDA for reproxalap for the potential treatment of dry eye disease in mid-2022, subject to positive clinical trial results, including results from a dry eye disease safety trial. There can be no assurance that we can prepare and submit an NDA in a timely manner or at all. We have limited experience in preparing, filing, and pursuing applications necessary to gain regulatory approvals. The preparation of an NDA requires a great deal of effort and expertise, and if we do not secure the necessary resources and hire and retain personnel having the requisite expertise to prepare and submit the NDA, the filing of the NDA would be delayed. Further, if an NDA is submitted by the company, there can be no assurance that it will be accepted for filing by the FDA. If the FDA determines after an initial review of the NDA that the data included in the application is insufficient and not ready for formal consideration, we could receive a “refuse to file” notice. The FDA has substantial discretion in the approval process and may disagree with our interpretation of or the sufficiency of the data from our clinical trials. Clinical trial results frequently are susceptible to varying interpretations and regulatory authorities may disagree on what are appropriate methods for analyzing data, which may delay, limit or prevent regulatory approvals. For instance, pending discussion with the FDA, for satisfaction of the sign efficacy requirements for regulatory approval per draft FDA guidance, we intend to submit the ocular redness results from post-hoc analysis using computer automated grading of digital photography from the completed the Phase 3 TRANQUILITY and Phase 2 dry eye chamber trials.  However, given that this is a novel method of analyzing data and we have not discussed this method with the FDA, and we cannot be sure that the FDA will accept the data derived from this method of analysis. In addition, regulatory authorities typically give greater weight to results from pre-specified analyses and less weight to results from post-hoc, retrospective analyses. The FDA could also require that we conduct additional studies and submit the results of those studies before the application will be reconsidered, which would require us to expend more resources than we planned or that are available to us, and could substantially delay any approval of our application. It is also possible that additional studies may not suffice to make our application approvable. Even if the NDA is accepted for filing by the FDA, there can be no assurance that it would be approved in a timely manner or at all.
Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.	Description
99.1	Aldeyra Therapeutics, Inc. Press Release dated May 18, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated May 18, 2022

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady
Name: Todd C. Brady M.D., Ph.D.
Title: Chief Executive Officer